Exhibit 99.1

PREMIER COMMUNITY BANKSHARES, INC.

Contact:

John A. Willingham SVP & CFO – jwillingham@pcbi.com or 540.450.3077

Press Release

January 19, 2007

Premier Community Bankshares, Inc.

Announces 9.9% Increase in Earnings for 2006

Winchester, Virginia ---Premier Community Bankshares, Inc. (NASDAQ: PREM) reports net income of $7.8 million for the year ended December 31, 2006, an increase of 9.9% or $704 thousand compared to the corresponding period in 2005. Earnings per share on a diluted basis were $1.44, compared to $1.41 per share for the same period in 2005. During 2006, the return on average equity was 11.94% and return on average assets was 0.96%, compared to the returns on average equity and average assets of 14.97% and 1.13%, respectively, for 2005. For the fourth quarter of 2006, the returns on average equity and average assets was 13.01% and 1.04% respectively, compared to a return on average equity of 15.58% and a return on average assets of 1.18% for the fourth quarter of 2005. Net income for the fourth quarter in 2006 was $2.4 million, an increase of 18.8% or $372 thousand compared to the same period in 2005.

The acquisition of Albemarle First Bank, which has been reflected in the financial statements as of July 1, 2006 contributed approximately $1.0 million in net income to the consolidated earnings of the Company in 2006. Current period expenses related to Albemarle include interest costs in connection with the trust preferred capital notes issuance to fund the acquisition and merger related costs. The interest expense from this issuance and merger related costs were $522 thousand and $115 thousand, respectively, on a pre-tax basis. Our de novo institution subsidiary, Premier Bank, produced a net loss of approximately $951 thousand for the full year of 2006 compared to a net loss of approximately $847 thousand from July 18, 2005 (commencement date) to December 31, 2005.

Donald L.Unger, President and CEO of the Company stated “We are pleased to report solid earnings growth in 2006 while making significant investments in our future growth through the acquisition of Albemarle First Bank, expansion of our footprint through additional branching initiatives and our de novo banking subsidiary in West Virginia.”

Total assets for the Company at December 31, 2006 were $900.7 million compared to $674.4 million as of December 31, 2005, an increase of $226.3 million or 33.6%. Total assets acquired in the Albemarle acquisition and related goodwill and other intangible assets were approximately $140.8 million. Net loans outstanding grew by $174.0 million or 30.4% during the year and accounted for the majority of the asset growth. Loans acquired in conjunction with the Albemarle acquisition totaled approximately $96.1 million at December 31, 2006. The increase in loans was primarily funded by a $165.4 million increase in deposits, which includes $99.5 million of deposits assumed from Albemarle and a $25.0 million increase in advances from the Federal Home Loan Bank. The Company also increased Trust Preferred Capital Notes outstanding by $17.6 million or 81.4% over year-end 2005. Other income increased 16.8% to $5.4 million, while other expenses increased $4.8 million or 23.9%, which was attributable to increased personnel expenses, additional equipment, and the related premises needed to service an expanding customer base.

Premier Community Bankshares, Inc. is a growing multi-bank holding company that operates 21 offices in the Shenandoah Valley region in the northwestern part of Virginia, three offices in the central part of Virginia and two offices in the eastern panhandle of West Virginia. The Company’s three subsidiary banks of Rockingham Heritage Bank, The Marathon Bank and Premier Bank serve an increasingly diversified market with a rapidly growing population.

This press release may contain forward-looking statements, as defined by federal securities laws, which may involve significant risks and uncertainties. The statements are based on estimates and assumptions made by management in conjunction with other factors deemed appropriate under the circumstances. Actual results could differ materially from current projections. Readers are encouraged to read filings the company has made with the Securities and Exchange Commission for additional information.

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Twelve Months Ending
Balance Sheet	DECEMBER 31,
Assets:	2006	2005	% Change
Cash & Due From Banks	$25,150	$20,459	22.9%
Interest Bearing Due From Banks	1,534	633	142.3%
Fed Funds Sold	25,380	19,270	31.7%
Securities-HTM	7,027	7,237	-2.9%
Securities-AFS	33,067	23,142	42.9%
Loans	754,563	578,996	30.3%
Allowance for Loan Losses	(7,119)	(5,591)	27.3%
Bank Premises & Equip.	25,780	16,802	53.4%
Other Assets	35,329	13,448	162.7%

Total Assets	$900,711	$674,396	33.6%

Liabilities:
Noninterest Bearing Deposits	$96,645	$89,405	8.1%
Interest Bearing Deposits	631,629	473,475	33.4%
Total Deposits	$728,274	$562,880	29.4%
Other Borrowed Money	55,754	34,562	61.3%
Other Liabilities	5,703	5,014	13.7%
Trust Preferred Capital Notes	39,267	21,651	81.4%
Total Liabilities	$828,998	$624,107	32.8%

Shareholders’ Equity
Common Stock	$5,700	$4,956	15.0%
Capital Surplus	34,095	19,806	72.1%
Retained Earnings	31,975	25,612	24.8%
Accumulated Other Comp
Income(loss)	-57	-85	-32.9%
Total Shareholders’ Equity	$71,713	$50,289	42.6%

Total Liabilities and Shareholders’ Equity	$900,711	$674,396	33.6%

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Twelve Months Ending
	DECEMBER 31,
	2006	2005	% Change
Income Statement

Interest Income	$55,551	$40,146	38.4%
Interest Expense	23,659	13,290	78.0%
Net Interest Income	31,892	26,856	18.8%
Provision for Loan Losses	661	842	-21.5%
Net Interest Income After Provision for Loans Losses
	31,231	26,014	20.1%
Other Income	5,371	4,600	16.8%
Other Expenses	24,918	20,118	23.9%
Income Before Taxes	11,684	10,496	11.3%
Income Taxes	3,839	3,355	14.4%
Net Income	$7,845	$7,141	9.9%

Results of Operation

Book Value Per Share	$12.58	$10.15	23.9%
Earnings Per Share-Basic	$1.47	$1.45	1.4%
Earnings Per Share-Assuming Dilution	$1.44	$1.41	2.1%
Return on Average Assets	0.96%	1.13%	-15.0%
Return on Average Equity	11.94%	14.97%	-20.2%
Allowance for Loan Losses to Loans	0.94%	0.97%	-3.1%
Common Shares Outstanding, (Thousands)	5,700	4,956	15.0%

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Three Months Ending
	DECEMBER 31,
	2006	2005	% Change

Income Statement

Interest Income	$16,057	$11,025	45.6%
Interest Expense	7,350	3,929	87.1%
Net Interest Income	8,707	7,096	22.7%
Provision for Loan Losses	288	270	6.7%
Net Interest Income After Provision for Loans Losses
	8,419	6,826	23.3%
Other Income	1,544	1,228	25.7%
Other Expenses	6,609	5,240	26.1%
Income Before Taxes	3,354	2,814	19.2%
Income Taxes	1,003	835	20.1%
Net Income	$2,351	$1,979	18.8%

Results of Operation

Earnings Per Share-Basic	$0.41	$0.40	2.5%
Earnings Per Share-Assuming Dilution	$0.40	$0.39	2.6%
Return on Average Assets	1.04%	1.18%	-11.9%
Return on Average Equity	13.01%	15.58%	-16.5%